Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D. President and Chief Operating Officer Tel: (216) 431-9900 bjlehmann@athersys.com	Investor Relations: Lisa M. Wilson In-Site Communications Tel: (917) 543-9932 lwilson@insitecony.com

ATHERSYS REPORTS FOURTH QUARTER AND 2013 ANNUAL RESULTS

Management to host conference call at 4:30pm EDT today

CLEVELAND, March 13, 2014 – Athersys, Inc. (Nasdaq: ATHX) today announced its financial results for the fourth quarter and year ended December 31, 2013.

“We look forward to several important events this year, foremost among these are reporting initial results from the Phase 2 ulcerative colitis study, and completing enrollment and reporting results of our Phase 2 ischemic stroke trial,” said Dr. Gil Van Bokkelen, Ph.D. Chairman and Chief Executive Officer of Athersys. “Our recent efforts, including the addition of capital to the balance sheet, have put the Company in a solid position to achieve some key milestones and continue building value for our stockholders.”

Highlights of the fourth quarter and 2013 and recent events include:

•	Announced completion of patient enrollment of Phase 2 clinical study of MultiStem® cell therapy for ulcerative colitis being conducted by our partner, Pfizer Inc. Initial results from this double blind, placebo-controlled trial are expected by early May, with additional results expected later in the second quarter;

•	Accelerated enrollment in our Phase 2 clinical trial of MultiStem cell therapy for the treatment of ischemic stroke patients, initiating enrollment in the United Kingdom and expanding United States activities. Enrollment completion is currently anticipated to occur around the end of the summer, and initial results are targeted for later in the year;

•	Advanced planning and preparations for our Phase 2/3 graft-versus-host disease prophylaxis study, highlighted by our receipt of orphan drug designation in Europe and recent request for a FDA meeting to review the revised clinical trial design, and for our Phase 2 acute myocardial infarction study;

•	Completed financings in December 2013 and January 2014 generating over $40 million of gross proceeds;

•	Entered into new $25 million equity facility with Aspire Capital to replace the expiring agreement and provide the Company with access to additional capital, as appropriate;

•	Expanded intellectual property portfolio with approximately 60 patent issuances in 2013 covering key therapeutic areas and geographies, such as the United States, Europe and Japan;

•	Revenues of $0.9 million and net loss of $9.8 million, which includes non-cash expense of $4.0 million related to the change in fair value of our warrant liabilities, for quarter ended December 31, 2013; and revenues of $2.4 million and net loss of $30.7 million, which includes non-cash expense of $6.3 million related to the change in fair value of our warrant liabilities, for year ended December 31, 2013; and

•	Ended year with $31.9 million in cash and cash equivalents, with net proceeds of January 2014 financing adding another $18.7 million in cash to balance sheet.

“We continue to dedicate our resources to the development of MultiStem cell therapy for the treatment and prevention of diseases where there is a significant unmet medical need,” continued Dr. Van Bokkelen. “Our current programs are focused on evaluating the potential benefit of MultiStem cell therapy administration to treat neurological conditions, inflammatory and immune disorders, and cardiovascular disease. Success in any of these areas could open up a broader set of opportunities for Athersys and our partners, and provide substantial value to our stockholders.

“In December, our partner, Pfizer, completed enrollment of the ongoing Phase 2 clinical trial of MultiStem cell therapy as a treatment for ulcerative colitis, which is a common form of inflammatory bowel disease. The initial results from this study, which we expect to be reported by early May, should provide initial insight into the potential for MultiStem cell therapy for the treatment of ulcerative colitis and Crohn’s disease. Additional data from the study that will be reported later in the second quarter will also be important in our evaluation. We expect that the study will provide further information about MultiStem cell therapy administration, dosing and biological activity that could be beneficial to development in other therapeutic areas.

“Enrollment has accelerated in the final cohort of our Phase 2 clinical trial to evaluate MultiStem cell therapy administered to patients who have suffered a moderate to moderately-severe ischemic stroke, which is a program we are currently developing on our own. In contrast to currently available therapy, we are treating patients one to two days after the stroke has occurred, which we believe is a clinically practical time frame that would greatly expand the treatment window over the current standard of care, enabling many more patients to receive treatment,” added Dr. Van Bokkelen.

“Since November, we have strengthened our balance sheet with two successful financings, providing us with more than $50 million of capital to start the year. Importantly, this infusion of cash enables us to further progress our clinical development programs, advance our process development activities and expand our late stage development capabilities, while strengthening our position in business development discussions. These ongoing partnering activities relate to certain regenerative medicine programs, as well as our novel 5HT2c receptor agonist program to treat obesity and neurological conditions, such as schizophrenia.

“In sum, we believe we are on a path to delivering substantial long-term value for our stockholders, through the execution of well-designed, high-quality clinical programs and the advancement of existing collaborations and new partnerships,” concluded Dr. Van Bokkelen.

Fourth Quarter Results

For the three months ended December 31, 2013, total revenues were $0.9 million compared to $2.3 million in the same period in 2012, reflecting a decrease in contract revenues offset by a modest increase in grant revenue. Contract revenues declined to $0.4 million from $2.0 million in the comparable 2012 period as a result of timing of milestone and license payments from our collaborative arrangements with RTI Surgical, Inc. (RTI) and Bristol-Myers Squibb.

Research and development expenses were $5.1 million in the fourth quarter of 2013 compared to $4.9 million in the 2012 fourth quarter. Higher personnel costs, stock-based compensation and patent legal fees were offset by lower clinical and preclinical development costs. General and administrative expenses increased to $1.6 million for the fourth quarter of 2013 from $1.3 million in the comparable period in 2012 due primarily to an increase in stock-based compensation.

Net loss for the three months ended December 31, 2013 was $9.8 million, compared to $3.2 million for the same period of 2012. The difference reflects the impact of the $5.0 million negative variance in the fair value of our warrant liabilities, the $1.4 million decrease in revenues and $0.5 million increase in combined R&D and G&A expenses, and a $0.3 million reduction in net other expenses related to the final cash and stock-based milestone payment to our former lenders in the fourth quarter of 2012. At December 31, 2013, we had $31.9 million in cash and cash equivalents.

2013 Annual Financial Results

For the year ended December 31, 2013, total revenues were $2.4 million compared to $8.7 million for 2012, reflecting a $6.6 million decrease in contract revenues offset by a $0.4 million increase in grant revenues. Contract revenues were $0.8 million for the year ended December 31, 2013 compared to $7.4 million in 2012. Most of the decrease is related to the completion in June 2012 of the R&D support and estimated performance period of our Pfizer collaboration, over which the upfront license fee and other revenues were being amortized. Additionally, 2012 contract revenues included $2.2 million of license fees from our collaboration with RTI. Our grant revenues increased to $1.7 million in 2013 from $1.3 million in 2012, reflecting the impact of increased activity under grant-funded programs.

Research and development expenses increased to $20.5 million in 2013 from $19.6 million in 2012 due to increased patent legal fees, personnel costs, stock-based compensation and facility costs, partially offset by decreased clinical and preclinical development costs. General and administrative expenses increased to $6.1 million in 2013 from $4.8 million in 2012 due primarily to increased stock-based compensation, outside services, legal and professional fees and personnel costs.

Net loss for the year ended December 31, 2013 was $30.7 million, compared to $14.7 million in 2012. The difference reflects an $8.7 million increase in expense attributed to the change in the fair value of our warrant liabilities, the $6.3 million decrease in revenues, the $2.2 million increase in combined R&D and G&A expenses, and the $1.1 million reduction in net other expense primarily related to the final cash and stock-based milestone payments to our former lenders in 2012. Cash used in operating activities was $22.8 million and $17.7 million in 2013 and 2012, respectively. As of December 31, 2013, we had $31.9 million in cash and cash equivalents.

Conference Call

William (B.J.) Lehmann, President and Chief Operating Officer, and Laura Campbell, Vice President of Finance, will host a conference call today to review the results as follows:

Date	Thursday, March 13, 2014
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	96437720
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on March 27, 2014, by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 96437720. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including

MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other potential indications, including lysosomal storage disorders and the prevention of graft-versus-host disease. These risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials and obtain all necessary regulatory approvals; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$31,948	$25,533
Other current assets	907	776
Equipment, net	1,333	1,294

Total assets	$34,188	$27,603

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,282	$4,478
Deferred revenue	86	—
Warrant liabilities and note payable	9,999	2,878
Total stockholders’ equity	19,821	20,247

Total liabilities and stockholders’ equity	$34,188	$27,603

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Revenues
Contract revenue	$390	$2,024	$755	$7,380
Grant revenue	530	265	1,683	1,328

Total revenues	920	2,289	2,438	8,708

Costs and expenses
Research and development	5,112	4,935	20,484	19,636
General and administrative	1,553	1,253	6,065	4,753
Depreciation	89	84	346	320

Total costs and expenses	6,754	6,272	26,895	24,709

Loss from operations	(5,834)	(3,983)	(24,457)	(16,001)
Other income (expense), net	9	(307)	38	(1,138)
(Expense) income from change in fair value of warrants	(3,970)	1,053	(6,324)	2,404

Net loss	$(9,795)	$(3,237)	$(30,743)	$(14,735)

Basic and diluted net loss per share	$(0.15)	$(0.07)	$(0.53)	$(0.45)

Weighted average shares outstanding, basic and diluted	63,468,957	45,363,029	57,674,833	32,556,781

Other comprehensive loss:
Other comprehensive loss items	—	—	—	(28)

Comprehensive loss	$(9,795)	$(3,237)	$(30,743)	$(14,763)